Exhibit 5.1

March 27, 2024

Nkarta, Inc.

1150 Veterans Boulevard

South San Francisco, California 94080

Re: Nkarta, Inc.’s Offering of 21,010,000 Shares of Common Stock and Pre-Funded Warrants to Purchase 3,000,031 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Nkarta, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company under the prospectus supplement, dated March 25, 2024, to the prospectus, dated May 5, 2023 of 21,010,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and pre-funded warrants to purchase 3,000,031 shares of Common Stock (the “Pre-Funded Warrants” and, together with the Shares, the “Securities”) pursuant to that certain underwriting agreement, dated as of March 25, 2024 (the “Underwriting Agreement”), by and among the Company and the several underwriters named therein (the “Underwriters”). The shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are referred to herein as the “Warrant Shares.” The Securities and the Warrant Shares are being offered and sold pursuant to the Registration Statement on Form S-3 (File No. 333-270680) (the “Registration Statement”) initially filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2023 and declared effective by the SEC on May 5, 2023.

In rendering the opinion below, we examined originals or copies of those corporate and other records and documents we considered appropriate. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on this examination, we are of the opinion that:

1.
The issuance and sale of the Shares have been duly authorized by all necessary corporate action on the part of the Company, and upon payment for and delivery of the Shares in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable; and
2.
The Pre-Funded Warrants have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Pre-Funded Warrants in accordance with the Underwriting Agreement, and execution of the Pre-Funded Warrants by an authorized signatory of the Company, the Pre-Funded Warrants will constitute the legally valid and binding obligation of the Company, enforceable against the

Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. Upon exercise of the Pre-Funded Warrants and, when issued and delivered against payment of the exercise price therefor as provided in the Pre-Funded Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

Our opinions in paragraph 2 assume that, upon issuance of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Restated Certificate of Incorporation, as amended. We are opining herein as to the present General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances of any other jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the Shares.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the heading “Legal Matters.” This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted, /s/ O’Melveny & Myers LLP